                                                                     EXHIBIT 2.1

                           PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (the "AGREEMENT") dated as of the 17th day of September, 2004 (the "EFFECTIVE Date"), is between BILTMORE INVESTORS LIMITED PARTNERSHIP, a Florida limited partnership, having its principal address at 3801 PGA Boulevard, Suite 600, Palm Beach Gardens, Florida 33410 ("SELLER") and WINDROSE BILTMORE PROPERTIES, L.L.C., a Virginia limited liability company, having an address at 3002 Woodview Trace, Suite 210, Indianapolis, Indiana ("BUYER") Hereinafter Buyer and Seller are sometimes referred to individually as a "PARTY" or collectively as the "PARTIES."


                                    RECITALS


         A. Seller is the ground lessee of a certain parcel of land located in Maricopa County, Arizona, more particularly described on EXHIBIT A attached hereto (the "LAND"), pursuant to that certain Ground Lease dated June 30, 1989, as assigned, and as further amended by that certain First Amendment to Ground Lease dated June 19, 2002, evidenced by that certain Memorandum of Lease recorded as Instrument No. 89-310009 in the public records of Maricopa County, Arizona, as modified by Instrument No. 97-0474842 recorded in the public records of Maricopa County, Arizona (collectively the "GROUND LEASE") between Seller and the Trustees of Camelback Properties Trust Number One under Trust Agreement dated September 26, 1977, as amended by that First Amendment dated September 15, 1988, as ground lessor ("GROUND LESSOR") (collectively, "LEASEHOLD INTEREST"); and


         Subject to the terms and conditions set forth herein, Seller has agreed to sell, and Buyer has agreed to purchase, the Property (as defined below) upon the terms and conditions set forth below:


                  (i) Subject to Permitted Exceptions, as herein defined, good, marketable and unencumbered leasehold title and interest in and to the Ground Lease as held by the Seller, together with Seller's right, title and interest (if any) in and to all open or proposed highways, streets, roads, avenues, alleys, easements, including those set forth on EXHIBIT A-1 attached hereto, strips, gores, and rights-of-way in, on, contiguous to, abutting or adjoining the Leasehold Interest;


                  (ii) Subject to Permitted Exceptions, as herein defined, good, marketable and unencumbered title and interest as held by the Seller in and to all structures, buildings, improvements and fixtures located on or forming part of the Leasehold Interest, including the building known as Biltmore Medical Mall with the adjacent parking garage, together with all fixtures owned by Seller and all equipment and appliances used in connection with the operation or occupancy of the improvements such as heating and air-conditioning and ventilation systems and facilities used to provide any utility services (the "BUILDING" or the "IMPROVEMENTS");


                  (iii) Except as otherwise provided herein, good, marketable and unencumbered title and interest in and to all personal property owned by Seller and located on the Leasehold Interest or in the Improvements and used in connection with the operation and maintenance of the Leasehold Interest and Improvements, including, but




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


not limited to Seller's rights to architectural, mechanical, electrical and structural plans, studies, drawings, specifications, surveys, renderings and other technical descriptions that relate to the Property, in possession of Seller or Seller's agent and subject to the rights of the Lender (the "PERSONAL PROPERTY");


                  (iv) Seller's interest in the ground sublease (the "GROUND SUBLEASE") as set forth on EXHIBIT B;


                  (v) The subleases covering all of the rentable space within the Building, and other agreements to occupy the Leasehold Interest and Improvements, or any portion thereof, including any agreements related to the parking garage, if any, in effect on the date of Closing (as defined below) (collectively the "SUBLEASES");


                  (vi) Seller's interest (if any) in all transferable licenses, permits and warranties in effect with respect to the Leasehold Interest, the Improvements and the Personal Property, all written service, maintenance or related vendor contracts, together with any Licenses ("Licenses" shall mean (i) that certain License Agreement dated April 1, 2004 between Seller and Anchor Centre Residential, LLC regarding licenses in connection with construction of improvements as more fully set forth therein; and (ii) that certain License Agreement dated February 1, 2004 between Seller and Pinnacle Investment, Inc. regarding the coffee cart operation as more fully set forth therein) (the "SERVICE CONTRACTS") in effect at Closing, and all equipment leases and rights of the Seller thereunder relating to equipment or property located on the Leasehold Interest, which will survive the Closing (collectively, the "INTANGIBLE PROPERTY"). Notwithstanding anything to the contrary herein, for all other purposes hereunder except in connection with the assignment of the Service Contracts, the Licenses shall be treated in the same manner as the Subleases described above (the Leasehold Interest, the Improvements, the Personal Property, the Ground Sublease, the Subleases and the Intangible Property are collectively referred to as the "PROPERTY").


         Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to the terms and conditions set forth below.


                                    AGREEMENT


1. Recitals; Sale of Property. The foregoing recitals are true and correct and are hereby incorporated into this Agreement. Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller, subject to the terms and conditions set forth in this Agreement.


2. Purchase Price. The purchase price (the "PURCHASE PRICE") for the Property is Forty Six Million Dollars ($46,000,000.00). Buyer will pay the Purchase Price as follows:


         (A) A deposit (the "DEPOSIT") in the amount of Four Hundred Thousand Dollars ($400,000.00) shall be paid to Lawyer's Title of Arizona, Inc. ("ESCROW AGENT") upon the execution and delivery of this Agreement, by cashier's check or wire transfer, and upon Closing (as herein defined) is to be delivered to Seller by Escrow Agent. In the event this Agreement is properly terminated prior to or at Closing, the Deposit shall be


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


delivered by Escrow Agent as set forth in the applicable section of this Agreement governing such termination.


         (B) The assumption by Buyer, upon terms and conditions reasonably acceptable to Buyer of the Mortgage (as herein defined) in accordance with the terms of Section 4 of this Agreement. The Seller's Leasehold Interest is subject to that certain Construction Deed of Trust and Security Agreement dated July 15, 1997, executed by the Seller in favor of Meditrust Mortgage Investments, Inc. ("MEDITRUST"), recorded on July 21, 1997, as Instrument No. 97-0488847 of the Public Records of Maricopa County, Arizona, securing that certain loan from Meditrust in the principal amount of $33,000,000.00, as subsequently assigned from Meditrust to BankAtlantic pursuant to that certain Assignment of Beneficial Interest under Deed of Trust and Other Loan Documents dated April 7, 2000 and recorded April 13, 2000 as Instrument No. 00-0280492, as modified and increased, as evidenced by that certain Construction Deed of Trust and Security Agreement Modification Agreement dated June 20, 2002 and recorded June 27, 2002 as Instrument No. 02-658202, which secured that certain Amended and Restated Promissory Note dated June 20, 2002 in favor of BankAtlantic in the principal amount of $33,490,000.00, as affected by that certain Partial Release of Deed of Trust, recorded on August 23, 2002 as Instrument Number 20020862925, as subsequently assigned from BankAtlantic to General Electric Capital Corporation ("LENDER") on December 5, 2002, pursuant to that certain Assignment of Beneficial Interest under Deed of Trust and Other Loan Documents recorded on December 13, 2002 as Instrument Number 20021342688 and thereafter, modified pursuant to that certain Refinancing Agreement between Lender and the Seller dated June 30, 2003, and that certain Construction Deed of Trust and Security Agreement Modification Agreement dated June 7, 2003 recorded June 7, 2003 as Instrument Number 20030882785 and as further amended pursuant to that certain Third Construction Deed of Trust and Security Agreement dated June 14, 2004 recorded on June 14, 2004 as Instrument Number 20040670243 and Second Amended and Restated Promissory Note dated June 14, 2004 (collectively, "MORTGAGE"). Attached hereto as Schedule 1 is a more detailed list of the loan documents in connection with the Mortgage. At Closing, the unpaid principal balance of the Mortgage shall be current as to principal and interest and shall not exceed Thirty Two Million Four Hundred Forty Five Thousand, Four Hundred Ninety Five and 96/100 Dollars ($32,445,495.96).


         (C) The balance of the Purchase Price shall be paid by Buyer to Seller, subject to the adjustments provided for in this Agreement, by wire transfer of immediately available federal funds at Closing.


3.       Inspection Rights.


         (A) Upon prior notice to Seller, Buyer, its agents, employees and representatives shall have access to the Property at all times from the Effective Date and prior to the Closing or earlier termination of this Agreement with full right to: (i) inspect the Property; and (ii) to conduct reasonable tests, and studies thereon including, but not limited to, hazardous waste and environmental studies, and to make such other examinations with respect thereto as Buyer, its counsel, licensed engineers, surveyors or other representative may deem reasonably necessary. Any test, examinations or



                                       3
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inspections of the Property by Buyer and all costs and expenses in connection with Buyer's inspection of the Property shall be at the sole cost of Buyer and shall be performed in a manner not to unreasonably interfere with Seller's ownership of the Property. Buyer shall remove or bond any lien, which attaches to the Property by virtue of any of Buyer's inspection. Upon completion of any such inspection, examination or test, Buyer shall restore any damage to the Property caused by Buyer's inspection. All tests, examinations and inspections of the Property shall be coordinated, and all communications with any tenant at the Property shall be conducted, through Paramount Real Estate Services, Inc. ("PARAMOUNT"), Seller's property manager. Paramount's designated representative to receive notice as required by this Section shall be Michael Noto or such other representative as is designated by Bruce A. Rendina or Dan Messina. Buyer hereby indemnifies and holds Seller and Paramount harmless from all loss, cost or expense, including, but not limited to, attorneys' fees and court costs resulting from Buyer's inspections in connection with the Property. Buyer shall have the sole right to select its representatives to perform such inspections, tests and studies.


         (B) Seller shall, afford Buyer and Buyer's Representatives reasonable access to the authorized representatives of Seller during normal business hours and to all books and records related to the Property and the consummation of the transactions contemplated by this Agreement (the "BOOKS AND RECORDS") in order to afford Buyer such opportunity of inspection, review, examination, and investigation as Buyer shall reasonably desire to make of the affairs related to the Property. Buyer shall be permitted to make extracts from, and make copies of, such books, records or other documentation as may be reasonably necessary for each purpose. Seller acknowledges that Buyer may be required to cause an audit (the "AUDIT") to be performed by Buyer's certified public accounting firm with respect to the Property or Seller's operation of the Property consistent with the SEC accounting, reporting and disclosure requirements. Seller shall provide Buyer's accountants access to the books and records to perform the required Audit and provide such reasonable representation letters or other matters as required for such Audit.


         (C) Seller authorizes Buyer to make all inquiries of: (a) all appropriate Governmental Authorities; and (b) appropriate providers of utility and other services with respect to the Property, as Buyer, in its good faith, using reasonable judgment, deems necessary to confirm: (i) the compliance of the Property with all Legal Requirements applicable to the Property; (ii) to satisfy itself as to the compliance of the Property with the requirements of such Governmental Authorities for the ownership and operation of the Property; (iii) to confirm the present and future availability of all utility services reasonably required by Buyer for the ownership and operation of the Property; and (iv) to confirm compliance of the Property with all requirements, rules and regulations of such utility providers to the Property, provided that if Buyer identifies any concerns with regard to the Property relating to or in connection with any Governmental Authorities, it shall promptly consult with Paramount prior to inquiry, further inquiry or submittals to any Governmental Authorities.


         (D) Tenant Interviews. Seller acknowledges and agrees that Buyer, during the Inspection Period, has the right to interview Tenants upon notice to Seller and Seller's



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Representative and so long as Seller's Representative is present (or waives its right to be present) during such interviews. Seller's Representative shall mean Michael Noto or such other representative as is designated by Bruce A. Rendina or Dan Messina. Seller's Representative shall be reasonably available for such interviews.


4.       Assumption of Mortgage.


         Buyer and Seller shall each use their commercially reasonable efforts (as defined herein) to expedite the assumption of the Mortgage by Buyer. The Parties' respective obligations to close under this Agreement shall be subject to and contingent upon the Lender's consent to the sale of the Property to Buyer and the assumption by Buyer of the Mortgage and approval of the Property Management Agreement upon terms and conditions reasonably acceptable to Buyer and Seller and generally prevailing in the commercial lending industry, subject to Buyer's payment of an assumption fee of Three Thousand Seven Hundred Fifty Dollars ($3,750.00) and the Lender's normal and customary costs, including its reasonable attorney's fees. Buyer hereby acknowledges and agrees that it accepts the principal balance of the Mortgage (current as of Closing) at an original principal amount of $33,490,000.00, a maturity date of June 13, 2014, with payments amortized over thirty (30) years with interest at 5.64% per annum. In connection with the Buyer's assumption of the Mortgage, Buyer or any affiliate of Buyer holding an interest in Buyer shall provide such commercially reasonable substitute pledges and/or negative pledges (collectively, "BUYER INDEMNITEES") to Lender with respect to that certain loan secured by the Mortgage sufficient to obtain from Lender a full release of all environmental indemnities, pledges and negative pledges given by Seller and/or any of Seller's Partners and/or any affiliates of Seller and/or any individual interest holder in Seller and/or any affiliates of Seller, including any pledges executed by Biltmore Medical Equity Corporation, TenetHealthSystem Biltmore, Inc., and its successors and assigns and Anthony Hedley (collectively, "SELLER INDEMNITEES") for obligations arising from and after the date of the purchase of the Property by Buyer ("RELEASES"). Buyer and Seller shall each use their commercially reasonable efforts to expedite the Lender's consent and approval of the sale of the Property to Buyer, the Property Management Agreement (as hereinafter defined), for the Lender's acceptance of the Buyer Indemnitees and to obtain the Releases. The terms and conditions of the Lender's requirements for the assumption of the Mortgage and the Buyer Indemnitees shall be acceptable to Buyer in its reasonable discretion and the Releases and any conditions imposed in connection therewith shall be acceptable to Seller in its reasonable discretion; it being understood and agreed by Buyer that the Buyer Indemnitees may include any substitute pledges to be given by Buyer and/or any interest holder of Buyer in substantially the same form as the proposed Pledge Agreement sent from the Lender on or about August 31, 2004 to be signed by Borrower and Windrose Medical Properties, L.P. The Mortgage shall be in good standing as of the Closing (as hereinafter defined). Seller further agrees that it shall communicate with the Lender with regard to a possible conversion of the subject loan to a non-recourse loan and Buyer agrees to fully cooperate with Seller and Lender in connection therewith, including providing Lender with a commercially reasonable guaranty of non-recourse carve-outs and environmental indemnity by Buyer, or a suitable affiliate of Buyer and/or Windrose Medical Properties Trust. In the event that the Lender does not consent to the assumption of the Mortgage by


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Buyer, provided Buyer complies with all commercially reasonable, industry standard requests of Lender, then either Party shall have the right to terminate this Agreement upon written notice to the other Party and this Agreement shall terminate and neither Party shall be obligated to the other Party except for any obligations that expressly survive the termination of the Agreement and the Deposit shall be returned to Buyer.


5.       Title Insurance and Survey.


         (A) Attached hereto as EXHIBIT C is Buyer's (i) ALTA Form B Title Insurance Commitment (the "COMMITMENT") issued by Lawyer's Title Company ("TITLE COMPANY"), whereby the Title Company agrees to issue an ALTA Form B leasehold owner's policy of title insurance ("TITLE POLICY") in the amount of the Purchase Price at Closing, and (ii) hard copies of all exceptions to title set forth in the Commitment have been delivered to Seller.


         (B) Attached hereto as EXHIBIT D is Buyer's up to date survey of the Leasehold Interest (certified as of the 17th day of September, 2004) which survey is certified to the Buyer, Seller, Title Company, Lender and each of Buyer's and Seller's respective legal counsel ("SURVEY").


         (C) From and after the Effective Date, all title and survey matters affecting the Property, including, but not limited to, all of those set forth in the Title Commitment, the Survey, the Subleases, the Ground Sublease, and the Licenses, other than any monetary or other liens or encumbrances resulting from Seller's actions, except for the Mortgage, shall be deemed to be accepted by Buyer ("PERMITTED EXCEPTIONS"). If any adverse, material title matter arises after the effective date of the Commitment (and prior to Closing) that results in any liens or encumbrances on the Property resulting from Seller's actions or that would render title unmarketable, then within ten (10) days after Buyer has written notice of same, Buyer may notify Seller in writing, specifying Buyer's objection to such title matter. If Seller does not cure such title matter within thirty (30) days after receipt of Buyer's written notice (the "TITLE CURE PERIOD"), then Buyer shall have the option, to be exercised by giving written notice to Seller within ten (10) days after the Title Cure Period of either accepting title to the Property as it then exists without any reduction of the Purchase Price or terminating this Agreement. In the event of such termination, the Deposit, together with all interest thereon, shall be refunded to Buyer, all obligations of the parties hereto shall cease, and this Agreement shall be void and without recourse to the parties hereto except with respect to provisions hereof which specifically survive termination. If Buyer does not give written notice of termination within such 10-day period, Buyer shall be deemed to have elected to accept title to the Property as it then exists without any reduction of the Purchase Price. Seller agrees to remove by payment, bonding or otherwise any monetary lien against the Property caused by Seller's actions, capable of removal by the payment of money or bonding, unless such lien is accepted (or deemed accepted) by Buyer in accordance with this Agreement.


6.       General Representations and Warranties of Seller.


         Seller represents and warrant to Buyer that:


         (A) The Ground Lease is: (i) in full force and effect; and (ii) has not been amended, modified or supplemented in any material way. The Seller is not in default of


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the Ground Lease and has fully performed all of its obligations thereunder, including, but not limited to the payment of all amounts due thereunder. To Seller's knowledge, as of the Effective Date there are no defaults by Ground Lessor under Ground Lease. The Seller's interest in the Ground Lease has not been assigned, pledged or encumbered, except to the Lender.


         (B) Seller has already provided to Buyer and Buyer hereby acknowledges receipt of the items set forth on EXHIBIT E attached to this Agreement ("DUE DILIGENCE DOCUMENTS"). To Seller's knowledge, the Due Diligence Documents delivered to Buyer are true, accurate and complete.


         (C) The rent roll attached hereto as EXHIBIT F is a true, accurate and complete listing of each subtenant, space occupied, lease term, current rent, sublease start and expiration date for the Building but does not include the Licenses (herein the "RENT ROLL") as of the Effective Date. Each Sublease set forth on the Rent Roll is and as of Closing will be: (i) in full force and effect; and (ii) not been amended, modified or supplemented in any material way except as set forth in the copies of the Subleases provided to Buyer pursuant to the terms hereof; (iii); (iv) as of Closing, no Sublease, except as set forth in the Subleases or otherwise disclosed to Buyer will be subject to an option exercisable by a subtenant, at its option, to terminate the Sublease prior to the expiration of the lease term as set forth in the Rent Roll. The Seller as of the Effective date is not in default and as of Closing and will not be in default of any Sublease. To Seller's knowledge, except as disclosed on EXHIBIT F, there are no defaults by subtenants under any of the Subleases. None of the Subleases or rents payable thereunder have been assigned, pledged or encumbered, except to the Lender, if applicable.


         (D) Except as set forth on the subtenant arrearage schedule attached hereto as EXHIBIT G (the "RENT ARREARAGES") no rents have been paid more than one (1) month in advance by any subtenant under any Sublease and any subtenant arrearages are set forth on such schedule. Except as set forth on the rent arrearage schedule, no additional rents have been collected for the period subsequent to the Closing.


         (E) All subtenant security deposits held by the Seller are as set forth on the subtenant security deposit schedule attached hereto as EXHIBIT H (the "SECURITY DEPOSITS"). For purposes of this Agreement, subtenant security deposits shall mean and include all security deposits, escrow deposits, reserve funds, security interests, letters of credit, pledges, prepaid rent or other sums, deposits or interests held by Seller or by any other Person for the benefit of the Seller with respect to the Subleases. All unapplied security deposits, reserve accounts, escrow funds or other similar payments required by the Subtenants have been paid and are held by the Seller in accordance with the terms and provisions of the Subleases.


         (F) All Subtenant Inducement Costs and Leasing Commissions payable with respect to the Subleases which exist or are pending as of the Closing Date are set forth on EXHIBIT I. For purposes hereof, "SUBTENANT INDUCEMENT COSTS" shall mean any payments required under a Sublease to be paid by the landlord thereunder (including the cost of work to be performed by or on behalf of the landlord) to or for the benefit of the subtenant thereunder, which is in the nature of a tenant inducement or concession, including, without limitation, rent concessions, tenant improvement costs, and other work

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allowances, lease buyout costs, legal fees and other expenses and moving allowances. The term "LEASING COMMISSIONS" shall mean any leasing commission payable to any broker in connection with the Subleases for the initial term or any renewal, or extension period and/or expansion option. Except as set forth on
EXHIBIT I, Subtenant Inducement Costs and Leasing Commissions, repairs and other work obligations, if any, then required to be performed by Seller under each of the Subleases will be fully performed and paid for by Seller prior to the Closing. Except as set forth on EXHIBIT I, Seller has not committed to any Subtenant Inducement Costs and Leasing Commissions for periods arising after the Closing.


         (G) Seller has deposited certain funds with the Lender, and the amounts thereof, as additional security for the payment of taxes, insurance, repairs and replacements, tenant improvements and leasing commissions, as set forth on EXHIBIT J (collectively referred to herein as the "MORTGAGE RESERVES").


         (H) Each Ground Sublease is and as of Closing will be: (i) in full force and effect; and (ii) not been amended, modified or supplemented in any material way except as set forth in the copy of the Ground Sublease provided to Buyer pursuant to the terms hereof. Seller is and will not be in default of any Sublease as of the Closing and has and will fully performed all of its obligations thereunder then to be performed by it at or prior to Closing. To Seller's knowledge, there are no defaults by subtenants under the Ground Sublease. The Ground Sublease or rents payable thereunder has not been assigned, pledged or encumbered, except to the Lender, if applicable.


         (I) All management agreements with respect to the Property and the Seller are as set forth on management agreement schedule attached hereto as EXHIBIT K. For purposes of this Agreement, management agreements shall mean all property management agreements, brokerage or leasing commission agreements or to compensate a third party for the management or leasing for the Property on behalf of the Seller. As of the Closing, all such agreements will be terminated by the Seller and no property management compensation brokerage or leasing commissions or other compensation will be due or payable to any person with respect to the Seller's leasehold ownership of the Property or any Sublease (including any extensions or renewals thereof).


         (J) Seller is not a "foreign person" within the meaning of the United States tax laws, to which reference is made in Internal Revenue Code Section 1445(b)(2) will execute and deliver at Closing the FIRPTA certificate attached hereto as EXHIBIT L.


         (K) Each of the Service Agreements listed on EXHIBIT M attached hereto may be cancelled by Seller upon thirty (30) days written notice to the other party thereto, unless otherwise set forth in the Service Agreements listed on EXHIBIT M. Except for the Service Agreements set forth on EXHIBIT M, there are no service contracts, oral or written, with respect to the Property.


         (L) Except as may be disclosed in the environmental report listed on EXHIBIT N, Seller has no knowledge, without any duty of further investigation, of any generation, production, storage, treatment discharge, or release of any toxic or hazardous substance or pollutant on or under any portion of the Property.

         (M) Except as set forth on EXHIBIT O, there are no (i) claims, actions, suits, condemnation actions or proceedings pending or, to the best of Seller's knowledge, threatened (including without limitation Bankruptcy) against Seller or the Property, which would materially and adversely affect Seller or the Property, or (ii) violations of any law, statute, government regulations or requirement, including any private covenants or restrictions which would materially and adversely affect Seller or the Property.


         (N)      The Property is serviced by sufficient utilities.


         (O) The Property is subject to the Mortgage. Except for the Mortgage, to the best of Seller's knowledge, the Property is not subject to or encumbered by any other indebtedness including but not limited to mechanics or materialmen's liens or any other monetary encumbrance which is caused by the Seller. Any mortgage, deed of trust or other indebtedness or monetary encumbrance, shown on the Title Commitment or otherwise encumbering the Property, which is caused by the Seller, except for the Mortgage, shall be paid by Seller at or before Closing.


         (P) Seller is duly organized, validly existing and in good standing pursuant to the laws of the State of Florida, and has all of the necessary powers and material licenses to own and operate the Property. Seller is duly qualified to do business as a foreign corporation in the State of Arizona and is in good standing in Arizona and Florida. Attached hereto as EXHIBIT P are (i) a certified copy of the foreign qualification of the Seller in the State of Arizona; and (ii) certificates of good standing of the Seller for the States of Florida and Arizona.


         (Q) Seller's sole general partner is Biltmore Medical Equity Investors Limited Partnership, a Florida limited partnership (the "GENERAL PARTNER"). The General Partner is duly organized, validly existing and in good standing pursuant to the laws of the State of Florida, and has all of the necessary powers and material licenses to carry on its business. The General Partner is duly qualified to do business as a foreign corporation in the State of Arizona and is in good standing in Arizona and Florida. Attached hereto as EXHIBIT Q are: (i) a certified copy of the foreign qualification of the General Partner in the State of Arizona; and (ii) certificates of good standing of the General Partner for the States of Florida and Arizona.


         (R) Except for the consent of the Lender, the consent of the Seller's limited partners as required under the Partnership Agreement and the consent of the general partner of the General Partner, the General Partner of Seller is duly authorized to execute, deliver and perform this Agreement on behalf of Seller and no consent of any other person or entity to such execution, delivery and performance is required to render this document a valid and binding instrument enforceable in accordance with its terms. Except as disclosed by Seller in due diligence to Buyer or otherwise discovered by Buyer, the Property is not subject to any rights of first refusal or options to purchase or any rights of first offer upon its sale to Buyer.


         (S) Except for the consent of the Lender, the consent of the Seller's limited partners as required under the Partnership Agreement and the consent of the general partner of the General Partner of Seller, the entering into this Agreement, the Assignment of the Ground Lease and the sale of the Property by Seller to Buyer: (i) does not constitute a violation or breach by Seller of: (a) the Partnership Agreement, the Ground Lease or any contract, agreement, understanding or instrument to which it is a party or by which Seller is subject or bound; or (b) any judgment, order, writ, injunction or decree issued against or imposed upon them; and (ii) does not result in the violation of any applicable law, order, rule or regulation of any governmental or quasi-governmental authority.


         (T) There are no due but unpaid real estate (except real estate taxes for the current tax period to be prorated hereunder), income, sales or any other federal, state or local tax liabilities of Seller whether contingent or otherwise, which affect the Property or which, by application of law or otherwise, Buyer would become responsible for as a result of the acquisition of the Property.


         (u) In connection with the foregoing representations and warranties, Seller hereby represents that as of the Effective Date hereof, the consent of the Seller's limited partners as required under the Partnership Agreement and the consent of the general partner of the General Partner of Seller has been obtained.


         All representations and warranties of Seller made in this Paragraph 6 shall expire on the first (1st) anniversary of the Closing unless a claim is made hereunder with respect to a breach of such representation and warranty prior to the first (1st) anniversary of the Closing and then such representation and warranty shall survive until a full and complete adjudication of such claim.


7.       Representations of Buyer.


         Buyer represents and warrants to Seller that:


         (A) Except for the consent of the Lender to the assumption of the Mortgage, Buyer does not need any further consents, joinders or authorization from any governmental or private entity, corporation, partnership, individual or other entity to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby.


         (B) Except as set forth in the preceding paragraph, the execution, delivery and performance of this Agreement by Buyer has been duly authorized and no consent of any other person or entity to such execution, delivery and performance is required to render this document a valid and binding instrument enforceable in accordance with its terms.


         (C) The entering into this Agreement (and the purchase of the Property by Buyer) (i) shall not constitute a violation or breach by Buyer of: (x) any contract, agreement, understanding or instrument to which it is a party or by which Buyer is subject or bound; or (y) any judgment, order, writ, injunction or decree issued against or imposed upon Buyer; and (ii) will not result in the violation of any applicable law, order, rule or regulation of any governmental or quasi-governmental authority.


         (D) Buyer represents that it has had substantial time prior to the Effective Date hereof to conduct any and all due diligence investigation with regard to the Property, including the Leasehold Interest, that Buyer deemed to be advisable or necessary in connection with the transaction contemplated by this Agreement and Seller further cooperated with Buyer in connection with its due diligence. Buyer further acknowledges that during Buyer's due diligence investigation, Seller has provided and/or made available for Buyer's review any supplementary documents requested by Buyer. Buyer represents and warrants to Seller that based on its review of the Subleases, it has no knowledge of any rights to termination of any lease (other than the Peak Physical Therapy Lease, Arizona Orthopedics and Sports Medicine Lease and the HealthSouth Lease). Buyer further represents and warrants that its due diligence investigation has not revealed any other rights of early termination, rights of first refusal or options to purchase the Property.


         All representations and warranties of Buyer made in this Paragraph 7 shall expire on the first (1st) anniversary of the Closing unless a claim is made hereunder with respect to a breach of such representation and warranty prior to the first (1st) anniversary of the Closing and then such representation and warranty shall survive until a full and complete adjudication of such claim.


8. Closing. Subject to satisfaction or waiver of all conditions precedent to Buyer's and Seller's obligations to purchase and sell the Property, in accordance with the terms and conditions of this Agreement, the transaction contemplated by this Agreement shall be consummated in accordance with this Agreement (the "Closing") at 12:00 a.m. on or before September 20, 2004 or such earlier date agreed to by Seller and Buyer in writing or such later date as otherwise permitted and provided herein (the date upon which the Closing occurs is referred to as the "Closing Date"). The Closing will take place at the offices of Seller or Seller's legal counsel, in Palm Beach County, Florida. Notwithstanding the foregoing, Seller and Buyer shall work cooperatively and in good faith to effectuate an "escrow closing" as opposed to a "sit-down" closing pursuant to a written escrow agreement acceptable to Seller, Buyer, Lender, Title Company and their respective counsel. Neither party shall be obligated to purchase the Property nor close the transactions contemplated hereunder until the conditions precedent to such party's obligations are completely satisfied. In the event that one or more of the conditions precedent to a party's obligation are not completely satisfied, prior to or as of the Closing, such party shall provide written notice to other party and the Title Company of the unsatisfied condition(s) precedent. In such event, such party may elect to: (a) extend the Closing Date for any period of time up to fifteen (15) days in order to satisfy such condition; or (b) terminate this Agreement and neither party shall have any further obligation to the other and the Deposit and all accrued interest thereon shall be returned to Buyer; all obligations of the parties hereto shall cease, and this Agreement shall be void and without recourse to the parties hereto except with respect to provisions hereof which specifically survive termination; or, (c) proceed to Closing and if such party makes such election, the other party shall be released of all liability in connection with those matters waived by such party. In the event that a party elects to terminate this Agreement, the other party, at such party's option, shall have the right, upon written notice to the other party within two (2) days subsequent to notice from such other party, to extend the Closing Date for any period of time up to fifteen (15) days in order to satisfy such condition and such other party's termination shall not be effective unless such unsatisfied conditions precedent remain unsatisfied at the expiration of the aforesaid extension period.

         (A) Seller will deliver (or caused to be delivered) the following documents or personal property to Buyer at Closing, each in form and substance reasonably satisfactory to Buyer:


                  (I) Documents as reasonably required by Buyer and the Title Company sufficient to convey the Improvements to Buyer subject to the Ground Lease (the "TRANSFER DOCUMENTS").


                  (II) A Bill of Sale conveying the Personal Property to Buyer substantially in the form attached hereto as EXHIBIT R.


                  (III) An Assignment and Assumption of the Ground Lease (the "ASSIGNMENT OF GROUND LEASE") assigning the Ground Lease to Buyer, containing an assumption by Buyer of Seller's obligations under the Ground Lease from and after the Closing Date in the form of EXHIBIT S attached hereto and consent of the ground lessor to the assignment of the Ground Lease, if required.


                  (IV) An Assignment and Assumption of the Ground Sublease (the "ASSIGNMENT OF GROUND SUBLEASE") assigning the Ground Sublease to Buyer, containing an assumption by Buyer of Seller's obligations under the Ground Sublease from and after the Closing Date in the form of EXHIBIT T attached hereto and consent of the ground sublessee to the assignment of the Ground Sublease, if required.


                  (V) An Assignment and Assumption of Subleases and Rents (the "ASSIGNMENT OF SUBLEASES") conveying the Subleases (excluding the Licenses) to Buyer, including any security deposits under the Subleases and containing an assumption by Buyer of Seller's obligations thereunder from and after the Closing Date substantially in the form attached hereto as EXHIBIT U.


                  (VI) A certified copy of the resolution of Seller authorizing this transaction and authorizing its officer(s) to execute all requisite documents together with any documentation in connection therewith as reasonably required by the Title Company.


                  (VII) Estoppel certificates for the Subtenant Leases substantially in the form attached hereto as collective EXHIBIT V (each a "TENANT ESTOPPEL") and representing at least eighty percent (80%) of the leased square footage of the Property and estoppel certificates executed by Seller (herein a "SELLER ESTOPPEL") for any Subtenant Lease for which a Tenant Estoppel is not attached hereto as EXHIBIT V. Included in the Tenant Estoppels or by other evidence reasonably acceptable to Buyer, the waiver by Peak Physical Therapy, Arizona Orthopedics and Sports Medicine of their respective options to terminate their individual Subtenant Leases prior to the termination of the initial term of their respective Subleases.


                  (VIII) Estoppel Certificate from the Ground Subtenant substantially in the form attached hereto as EXHIBIT W which Seller will use commercially reasonable efforts to obtain and in the absence of this Estoppel Certificate a Seller Estoppel reasonably acceptable to Buyer.


                  (IX) A Ratification and Subordination Agreement from Ground Lessor substantially in the form attached hereto as EXHIBIT X with respect to the Ground Lease.

                  (X) An affidavit to the Title Company in a form sufficient to delete the so-called "gap," "parties in possession" (other than parties under the Subleases, the Ground Sublease and the Licenses) and "mechanics lien" exception for such matters caused by Seller in the Commitment.


                  (XI) Instruments necessary to clear title (if any), to the extent required by the Title Company subject to the terms and conditions contained herein.


                  (XII) The Management Agreement attached hereto as EXHIBIT Y duly executed and delivered by Paramount Real Estate Services, Inc., a Delaware corporation. Provided, however, neither Buyer nor Seller shall be required to deliver the Management Agreement unless the Lender has consented to the Management Agreement.


                  (XIII) Copies of any and all applicable owner's manuals, warranties and other documents that relate to the Improvements to the extent that such items are in Seller's possession or control. Buyer acknowledges and agrees that delivery of the foregoing to Buyer's property manager, as agent for Buyer is satisfactory.


                  (XIV) Possession of the Property in accordance with the Ground Lease free and clear of any rights of use or occupancy, except the Subleases, the Ground Sublease and any parties claiming under the Subleases or the Ground Subleases. Seller will deliver to Buyer all keys, combinations, codes and security information to all locks and security systems on the Property in Seller's possession. Buyer acknowledges and agrees that delivery of the foregoing to Buyer's property manager, as agent for Buyer is satisfactory.


                  (XV) Closing notification letter to the Subtenants of the Property instructing them to pay rent at the direction of Buyer and to recognize Buyer as landlord under the Subtenant Leases.


                  (XVI) The original Ground Lease, Ground Sublease and Subleases (if in Seller's possession, or photocopies certified by Seller as being a true copies) in effect on the Closing Date.


                  (XVII) An Assignment and Assumption of Contracts (the "ASSIGNMENT AND ASSUMPTION OF CONTRACTS") assigning all of the Service Contracts and Licenses to Buyer and containing an assumption by Buyer of Seller's obligations thereunder from and after Closing Date substantially in the form attached hereto as EXHIBIT Z; provided, however, that if Seller and Buyer mutually agree prior to the Closing to terminate any of the Service Contracts, then Seller shall provide Buyer with evidence of the termination of such Service Agreements as of the Closing Date, and, accordingly, such Service Contracts will not be assigned to or assumed by Buyer at Closing. Seller shall deliver the original or a certified photocopy to Buyer of all contracts being assigned to Buyer.


                  (XVIII) Instruments or documents required to allow for the recordation of the Transfer Documents.


                  (XIX) All documents with respect to the assumption of the Mortgage in form and substance, required by the Lender to be executed by the Seller, reasonably acceptable to the Seller duly executed and delivered by the Seller.

         (B) In addition to the Purchase Price, Buyer will also deliver (or caused to be delivered) to Seller at Closing the following documents, each in form and substance reasonably satisfactory to Seller:


                  (I) The Assignment and Assumption of Ground Lease referred to in Section 8(a)(iv) above.


                  (II) The Assignment and Assumption of the Ground Sublease referred to in Section 8(a)(iv) above.


                  (III) The Assignment and Assumption of Subleases and Rents referred to in Section 8(a)(v) above.


                  (IV) The Management Agreement referred to in Section 8(a)(xii) above and subject to the provisions of Section 8(a)(xii).


                  (V) The Assignment and Assumption of Contracts referred to in Section 8(a)(xvii) above.


                  (VI) Appropriate evidence of Buyer's corporate existence and authority to purchase and acquire the Property, which shall be limited to: a certified copy of the Buyer's articles of formation; a certificate of due formation and good standing from the appropriate governmental authorities; and a certified copy of the resolution of Buyer authorizing this transaction and the execution of all requisite documents.


                  (VII) All documents with respect to the assumption of the Mortgage in form and substance, required by the Lender to be executed by the Buyer, reasonably acceptable to the Buyer duly executed and delivered by the Buyer.


                  (VIII) Buyer's current financial statement in customary form in order for Seller to provide same to the Ground Lessor in connection with its release of obligations in accordance with the terms and conditions of the Ground Lease. Buyer agrees to reasonably cooperate with Seller and the Ground Lessor after the Closing in connection with Seller's release of its obligations under the Ground Lease in accordance with the terms contained therein. This provision shall survive the Closing.


         (C) Seller and Buyer shall each execute counterpart closing statements in a customary form together with such other documents, including any required third party approvals, as are reasonably necessary to consummate the Closing. Should any part of such closing statements be inaccurate or in error based, the adversely-affected Party shall receive from the other Party without prior demand, a reimbursement from the other Party correcting such error. The provisions of this Section shall survive the Closing.


         (D) In addition to the foregoing, the obligation of Buyer to purchase the Property and to consummate the transactions contemplated by this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the conditions precedent set forth in this Section 8(d) (provided that Buyer, at its election, upon written notice delivered to Seller, at or prior to the Closing, may waive all or any of such conditions) as follows:


                  (I) All of the representations and warranties of Seller set forth in this Agreement and in any Exhibits or documents delivered pursuant hereto shall be true and correct, in all material respects, at all times prior to and as of the Closing.

                  (II) Seller shall have performed and complied in all material respects with all of the covenants, agreements and conditions with respect to this Agreement and the Property to be performed and complied with by Seller prior to or at the Closing.


                  (III) The Leasehold Interest shall not be subject to any right of first refusal, option to purchase or seller retained liens restricting Buyer's ownership, operation or right to acquire, good, marketable, indefeasible leasehold title to the Property, except for the Mortgage, which was not disclosed by Seller or otherwise discovered by Buyer.


                  (IV) Lender's delivery at or before Closing of its consent to the assumption of the Mortgage by Buyer and the transactions contemplated herein all upon terms and conditions reasonable acceptable to Buyer.


                  (V) The Transfer Documents, the Assignment of the Ground Lease and any other transfer documents for the Leasehold Interest shall be sufficient in form and substance subject to the terms and conditions of this Agreement, as required by the Title Company to issue the Title Policy in accordance with the Title Commitment.


                  (VI) Seller shall pay, at or before Closing, all existing indebtedness and other monetary encumbrances on the Property resulting solely from the acts of Seller, except the Mortgage, including all costs related thereto and all recording costs to record appropriate releases of any liens or encumbrances on the Property.


         (E) In addition to the foregoing, the obligation of Seller to sell the Property and to consummate the transactions contemplated by this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the condition precedents set forth in this Section 8(e) (provided that Seller, at its election, upon written notice delivered to Buyer, at or prior to the Closing, may waive any or all of such conditions) as follows:


                  (I) Lender's delivery at or before Closing, the Releases by Lender of the Seller Indemnities for obligations arising from and after the date of assumption of the Mortgage by Buyer and Lender's consent to the Management Agreement and the transactions contemplated herein all upon terms and conditions reasonable acceptable to Seller.


                  (II) All of the representations and warranties of Buyer set forth in this Agreement and in any Exhibits or documents delivered pursuant hereto shall be true and correct, in all material respects, at all times prior to and as of the Closing.


                  (III) Buyer shall have performed and complied in all material respects with all of the covenants, agreements and conditions with respect to this Agreement and the Property to be performed and complied with by Buyer prior to or at the Closing Date.


         Notwithstanding anything to the contrary contained herein, both parties agree to use commercially reasonable efforts to advise the other party as soon as practicable prior to the Closing Date of any unsatisfied condition precedent to Closing in favor of such party as provided herein.


         Notwithstanding anything to the contrary contained herein, in the event any warranty, representation, or affirmative covenant of either party becomes untrue from the

Effective Date through the Closing Date through no fault of either party, it shall not be deemed to be a default on the part of the Seller hereunder.

9. Prorations.


         The Parties will prepare the Settlement Statement based on the agreements set forth in this Paragraph 9 and on available information regarding proration at Closing. Thereafter, there will be subsequent reconciliations ("TRUE-UPS") of the Property income and expenses, deposits, cash and other related items, as set forth herein.


         (A) Prorations and adjustments will be credited and debited to the Buyer and Seller at Closing as set forth herein or to made at the time of a True-Up have and shall be made on the basis that Seller is entitled to all income and is responsible for the payment of all expenses of the Property (except as specifically set forth herein) or related to the operation of the Property for the period ending on the Closing Date (with Seller being credited or charged with the Closing Date) and shall be paid by Seller and such income and expenses shall not be prorated with Buyer. Buyer shall be entitled to all income and responsible for the payment of all expenses of the Property (except as specifically set forth herein) or related to the operation of the Property for the period subsequent to the Closing Date with the Buyer being credited or charged with income and expenses for the period subsequent to the Closing Date and such income and expenses shall not be prorated with Seller. All prorations and adjustments performed herein are performed or will be performed in accordance with generally accepted accounting principles on an accrual basis ("GAAP"). Prorations for income, expenses or other items for the month in which Closing occurs have and shall be made based on the number of days in such month during which the Seller owned the Property (including treating the Seller as owing the Property on the Closing Date) and the number of days in such month that the Buyer owned the Property (exclusive of the Closing Date). Prorations or other charges to the Seller will be paid by Seller at Closing, as required herein, or will be charged to Seller on the Settlement Statement. Prorations or other charges to Buyer will be paid by Buyer, as required herein, or will be charged to Buyer on the Settlement Statement.


         (B) The Seller will pay, at or before Closing, all existing indebtedness, and other monetary encumbrances on the Property resulting solely from the acts of Seller or the Seller, except the Mortgage, including all costs related thereto and all recording costs to record appropriate releases of any monetary liens or monetary encumbrances on the Property. All such costs shall be costs of the Seller and paid by Seller. The parties hereby agree that any lien or encumbrance created by any party other than Seller shall not be the responsibility of Seller.


         (C) Prior to the Closing, the Seller modified the Mortgage on June 14, 2004. In connection with the aforementioned modification to the Mortgage, the Seller paid Lender a fee of $81,394.55. The Seller will receive credit at Closing for in the amount of this fee.


         (D) Pursuant to that certain lease agreement by and between the Seller and Tenet Healthcare Systems, as such lease was assigned to IASIS, Seller is obligated to provide IASIS with base tenant improvement allowance of $396,443 dollars and additional tenant improvement allowance of $218,885 with respect to certain space in the
                                       16
leased premises under such lease that is "shell space". Seller hereby agrees to pay a portion of the funds of such tenant improvement allowance at Closing to Lawrence J. Diamond, P.A. ("POST-CLOSING ESCROW AGENT") in the total amount of One Hundred Thirty Thousand Three Hundred Seventy Five Dollars ($130,375.00) to be held by Post-Closing Escrow Agent in accordance with the terms and conditions of the escrow agreement between Buyer, Seller and Post-Closing Escrow Agent to be executed at Closing in the form attached hereto as EXHIBIT "BB." ("POST-CLOSING ESCROW AGREEMENT").

         (E) The Buyer shall receive a credit at Closing in an amount equal to $266,068 for the remaining portion of the tenant improvement allowance remaining under the IASIS lease not held by the Post-Closing Escrow Agent and Buyer shall be responsible for additional tenant improvement allowance in the amount of $218,885.


         (F) The real estate taxes or any assessments on the Property for tax periods ending prior to the Closing Date shall be paid by the Seller. All real estate taxes or assessments on the Property for a tax year in which Closing shall be prorated between the Buyer and Seller based on the most current year's taxes (taking into account the maximum allowable discount), or if unknown, based on the preceding year's taxes. At the request of either party, taxes will be re-prorated when the actual tax bill for the year of Closing is available.


         (G) All insurance policies related to the Property are retained by the Seller and may be cancelled in its sole discretion and the Seller is entitled all refunds related thereto. Buyer is not assuming any such insurance policies.


         (H) All charges for water, sewer, electricity, telephone and any other utilities for billing periods prior to the current billing period will be paid by Seller. The charges for the current billing period for water, sewer, electricity, telephone and any other utilities will be apportioned as of the Closing Date between the Seller and the Buyer. At the request of either party, utility charges will be re-prorated when the actual bill for the billing period including Closing is available. The Buyer will be charged on the Settlement Statement with the amount of any utility deposits received by or credited to the Buyer by the applicable utility company.


         (I) All Security Deposits will be retained by the Seller. The Buyer will receive a credit at Closing in the amount of the Security Deposits.


         (J) All monthly rents, taxes and other charges and revenues (exclusive of Additional Rent) for the month in which the Closing occurs payable by subtenants under the Subleases or the Ground Sublease and all other revenue in connection with the Property for the month in which Closing occurs will be apportioned as of the Closing Date between the Seller and the Buyer. Within ninety (90) days (the "FIRST TRUE-UP") after the Closing Date, Seller and Buyer will make a further adjustment for such monthly rents, other charges and revenues that may have been accrued or been incurred for the month in which Closing occurs but which were not billed or paid on or before the Closing. Any amounts subject to this subparagraph received directly or indirectly by Seller or by Buyer following the Closing Date which are the property of the other, shall be paid to the other within five (5) business days following receipt thereof.

         (K) All Rent Arrearages received by the Buyer after the Closing Date will be applied in the following order of priority: (i) first, to current rent;
(ii) second, to rent arrearages with respect to the period following the month in which the Closing Date shall occur; (iii) third, to rent arrearages with respect to the month in which the Closing Date occurs (subject to apportionment as set forth in this Section 9); and (iv) fourth, to rent arrearages with respect to the period prior to the month in which the Closing Date occurs. The Buyer will assign to Seller at Closing the right to institute any action for delinquent rents for periods prior to Closing. The rights assigned to Seller are limited to the right to collect pre-Closing Rent Arrearages only. The Buyer shall have no obligation to institute legal proceedings to collect any pre-Closing unpaid rents. Further, Seller will neither institute any action to seek any such delinquent rents (or any other charges due from any tenants at the Property) without Buyer's prior written consent, which consent shall not be unreasonably withheld if Seller has not been paid in full within ninety (90) days after the Closing (except that Seller shall not in any event take any action to evict any delinquent tenant or seek to terminate such tenant's right of possession). In that regard, Buyer will instruct the property manager for the Property to provide Seller with monthly delinquency reports for pre-Closing rents.


         (L) Seller shall cause its accountants to prepare an accounting as certified by Seller as of five (5) days prior to Closing (herein the "ADDITIONAL RENT SCHEDULE") of : (i) all costs, expenses or other items reimbursable expenses or pass through expenses paid by Seller prior to Closing under the Subleases (collectively, "PRE-CLOSING REIMBURSABLE EXPENSES") with respect to such Subleases during the 2004 calendar year (or such other current lease year under the Subtenant leases if applicable) (the "CURRENT ADDITIONAL RENT YEAR"); and (ii) the amount of Pre-Closing Reimbursable Expenses collected by Seller for the Current Additional Rent Year (herein "PRE-CLOSING ADDITIONAL RENT"). The amount of Pre-Closing Additional Rent, but not in excess of the Pre-Closing Reimbursable Expenses for the Current Additional Rent Year collected by the Seller prior to Closing will be retained by the Seller at Closing. All Pre-Closing Additional Rent for Current Additional Rent Year collected or received by Seller in excess of the Pre-Closing Reimbursable Expenses will be paid or credited to Buyer at Closing. On or before December 10, 2004, Seller and Buyer will make an interim adjustment for all costs, expenses or other items reimbursable expenses or pass through expenses with respect to the Subleases actually collected by either Seller or Buyer for the Current Additional Rent Year ("TOTAL ADDITIONAL RENT") and all costs, expenses or other items reimbursable expenses or pass through expenses paid by Seller or Buyer, as applicable, under the Subleases for the Current Additional Rent Year ("TOTAL REIMBURSABLE EXPENSES") as of December 1, 2004, so that Total Additional Rent and Total Reimbursable Expenses (including any credits due such Subtenants) are apportioned between the Seller and the Buyer based upon the amounts actually collected by each party and after debiting Seller for amounts of Pre-Closing Reimbursable Expenses retained by Seller at Closing (the "INTERIM TRUE-UP"). On or before March 1, 2005 (the "FINAL TRUE-UP"), Seller and Buyer will make a further adjustment for Total Additional Rent and Total Reimbursable Expenses for the Current Additional Rent Year so that Total Additional Rent (including any credits due such Subtenants) and Total Reimbursable Expenses are apportioned between the Seller and the Buyer in accordance with the amounts actually collected by each party and after debiting Seller for amounts of Pre-Closing Reimbursable Expenses retained by Seller at Closing.

         (M) In addition to the Purchase Price, at Closing, Seller shall receive a credit in the amount of any prepaid fees received by or credited to the Buyer by any applicable utility company.


         (N) All Tenant Inducement Costs and Leasing Commissions shall be apportioned and allocated to Seller and Buyer in accordance with EXHIBIT AA.


         (O)      The Mortgage Reserves shall be credited to the Seller.


         (P) Seller and Buyer each agree that post closing adjustments and reprorations may be necessary, and each agrees to pay the others any amounts due as a result of such adjustments and reprorations. At each True-Up, Seller and Buyer will make a further adjustment for such rents, taxes and other charges that may have accrued or been incurred prior to the Closing but not billed or paid on or before the Closing. Any amounts due the Seller or Buyer shall be paid within five (5) days of each True-Up.


         (Q) This Paragraph 9 shall survive the Closing until completion of the True-Ups and Prorations set forth herein. Upon completion of the foregoing, each party will deliver to the other a mutually acceptable release one to the other with respect to the amounts to be prorated and adjusted in accordance with this Paragraph.


10. Closing Costs. The parties shall bear the following costs:


         (A) Buyer shall be responsible for (i) the costs to obtain the Commitment and the premium on the leasehold owner's coverage of the Title Policy and any endorsements issued to Buyer pursuant to the Commitment, (ii) the cost of the Survey; (iii) the cost of issuing the leasehold loan policy to its lender, if applicable, and the cost of any endorsements to the loan policy required by any lender, (iv) the cost of recording any closing documents not set forth in Section 10(b), and (v) all loan costs and fees charged by the Lender with regard to the assumption of the Mortgage or any other lender of Buyer (except that Seller shall be responsible for the loan assumption fee of $3,750.00).


         (B) The costs of recording the Transfer Documents and Assignment of Ground Lease and all transfer costs, including transfer taxes, shall be paid by Seller.


         (a) Each party shall be responsible for payment of its own legal fees, except as provided in Section 17 hereof.


11. Covenants of Seller.


         (A) Seller will, during the term of this Agreement, operate the Property in a manner consistent with prior operations from the Effective Date through the Closing Date or earlier termination of this Agreement.


         (B) At or prior to the Closing, Seller shall promptly notify Buyer of any material change in any condition with respect to the Property or Seller or of any event or circumstance of which Seller becomes aware which makes any representation or warranty of Seller to Buyer under this Agreement materially untrue or misleading or which makes any covenant of Seller under this Agreement incapable or less likely of being performed, it being understood that the obligation to provide notice to Buyer under this Section shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties or covenants under this Agreement.

         (C) Prior to the termination of this Agreement by either Seller or Buyer in accordance with the terms hereof to not negotiate or enter into any agreement with respect to the sale, of the Property with any person or entity other than Buyer, either directly or indirectly through Seller's agents, employees, directors, partners or directors.


12. Condemnation and Insurance.


         (A) If, prior to the Closing Date, any portion of the Property (i) is destroyed or damaged and the cost to rebuild or repair the Property exceeds Five Percent (5%) of the Purchase Price hereunder, as reasonably estimated by a contractor retained by Buyer and reasonable acceptable to Seller, or (ii) becomes the subject of any condemnation or eminent domain proceedings, which reduces the value of the Property by more than Five Percent (5%) of the Purchase Price, as reasonably estimated by an appraiser retained by Buyer and reasonably acceptable to Seller, then Seller shall promptly notify Buyer of the same and Buyer may elect to (i) terminate this Agreement, in which event Escrow Agent shall return the Deposit and any accrued interest thereon to Buyer and neither Seller nor Buyer will thereafter have any further obligations under this Agreement other than those obligations that expressly survive the termination of this Agreement, or (ii) consummate this transaction with no reduction in the Purchase Price, in which event Seller will deliver to Buyer at the Closing a duly executed assignment of Seller's interest in any award made or to be made in connection with such condemnation or eminent domain proceedings or a duly executed assignment of Seller's claim in any insurance proceeds made or to be made in connection with such damage or destruction. Except as set forth above, risk of loss to the Property from fire or other casualty or condemnation shall be borne by Seller until the Closing.


         (B) If, prior to the Closing Date, any portion of the Property (i) is destroyed or damaged resulting in a partial or total rent abatement exceeding fifteen percent (15%) of the rental provided under the Subleases, then in addition to the provisions of Section 12(a), Buyer, if Buyer elects not to terminate this Agreement, it shall have the right upon written notice to Seller to extend the Closing for a period not to exceed sixty (60) days from the date of such damage or destruction.


         (C) Seller will, at all times following the execution and delivery of this Agreement and until the Closing, maintain in full force, liability and hazard insurance with respect to the Property.


13. Notices. All notices, requests and other communications under this Agreement must be in writing and sent by U.S. registered or certified mail, postage prepaid and return receipt requested, overnight courier service, or telecopier, addressed as follows:


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


         If to Seller:              Biltmore Investors Limited Partnership
                                    c/o Biltmore Medical Equity Investors
                                    Limited Partnership
                                    3801 PGA Boulevard, Suite 600
                                    Palm Beach Gardens, Florida 33410
                                    Attention:  Vice President
                                    Telecopier No.: 561-622-4420

         With copy to:              Lawrence J. Diamond, P.A.
                                    3801 PGA Boulevard, Suite 600
                                    Palm Beach Gardens, Florida 33410
                                    Attention:  Lawrence J. Diamond
                                    Telecopier No.: 561-630-9660

         If to Buyer:               Windrose Biltmore Properties, L.L.C
                                    Attn:  Fred Farrar, President
                                    3502 Woodview Trace, Suite 210
                                    Indianapolis, IN 46268
                                    Telecopier No.: 317-860-9190

         With copy to:              Daniel R. Loftus, Esq.
                                    General Counsel
                                    Windrose Medical Properties Trust
                                    7101 Executive Center Drive, Suite 250
                                    Brentwood, TN 37027
                                    Telecopier No.:  615-371-0246


         If to Escrow Agent:        Lawyers Title of Arizona, Inc.
                                    Joel D. Lazarus, Esq.
                                    1850 N. Central Avenue, Suite 1200
                                    Phoenix, AZ 85004-4532
                                    Telecopier No.:  602-248-2824

         All notices will be deemed received three (3) days after mailing; one
(1) day after delivery to an overnight courier service; or the same day the telecopier confirmation is received.


14. Brokers. Seller and Buyer represent and warrant to each other that they have not dealt with any broker, finder or other intermediary in connection with the transaction contemplated by this Agreement. Each party will indemnify and hold harmless the other party from and against any and all losses, damages, claims, costs and expenses (including attorney's fees and expenses) in any way resulting from or connected with any claims or suits for any broker's commission, finder's fee or other like compensation, made or brought by any other person or entity claiming to have dealt with the such party in breach of the foregoing representation.

15. Default.

         (A) If Seller fails to fulfill any of its obligations under this Agreement, including its obligation to convey the Property to Buyer in accordance with this Agreement, then in addition to any other right or remedy available to Buyer, Buyer will have the right to bring an action for specific performance.

         (B) If Buyer fails to fulfill any of its obligations under this Agreement, including its obligation to pay when due the Deposit or any portion thereof, and purchase the Property from Seller in accordance with this Agreement, then Seller will have the right to terminate this Agreement upon written notice to Buyer whereupon Escrow Agent shall deliver the Deposit, together with interest thereon, to Seller, and the parties shall thereafter be relieved of all further obligations hereunder, except those specifically provided herein to survive the termination of this Agreement, as Seller's sole and exclusive remedy.

16. Assignment. Buyer shall have the right, upon prior written notice to Seller, to assign this Agreement to: (a) a limited liability company formed by Buyer for the purposes of this acquisition with Buyer as the sole managing member; or (b) to the Affiliates of Buyer, (each a "PERMITTED SUCCESSOR OR ASSIGNEE"), provided, at the time of such assignment, Buyer and the Permitted Assignee shall execute and deliver to Seller a written agreement pursuant to which Buyer unconditionally assigns its interest in this Agreement to Permitted Assignee and the Permitted Assignee unconditionally assumes and agrees to perform all of the obligations of Buyer pursuant to this Agreement and such assignment shall not relieve Buyer of its obligations hereunder. Other than the Permitted Assignee, Buyer shall not assign any or all of its rights and obligations pursuant to this Agreement (whether by direct or indirect transfer or assignment) without Seller's prior written consent, which may be granted or withheld in Seller's sole discretion. Notwithstanding anything to the contrary contained herein, no such assignment shall be of any force and effect, if as a result thereof, any third party approvals or consents required hereunder are adversely affected.

17.      Escrow Agent.

         (A) The Deposit shall be held by Escrow Agent in an interest-bearing account. Such account shall be maintained until the Deposit and the interest thereon have been delivered to Buyer, Seller or a court of competent jurisdiction in accordance with the provisions of this Agreement and shall terminate on the date of such delivery. All interest on the Deposit is to be accounted for and accrue to the account of Buyer if the Closing occurs; or paid to Buyer if the Deposit (or any portion thereof) is returned to Buyer under the terms of this Agreement; or if Seller shall retain the Deposit under the terms of this Agreement, then the entire amount of the interest shall be paid to Seller.

         (B) Escrow Agent shall account for the Deposit in accordance with the terms of this Agreement or in such other manner as may be directed in a joint written notice from Seller and Buyer directing some other disbursement of the Deposit. If Escrow Agent receives written notice from either Buyer or Seller that the other party has defaulted in the performance of its obligations under this Agreement or that any condition to the performance of obligations under this Agreement has not been fulfilled within the time period stipulated, which notice shall describe in reasonable detail such default or non-performance, then Escrow Agent shall (i) promptly give notice to the party alleged to have defaulted or to have failed to fulfill its obligation of Escrow Agent's receipt of such notice from the other party and shall enclose a copy of such notice from the other party, and (ii) subject to the provisions of Section 17(c) below which shall apply if a conflict arises, on the tenth (10th) calendar day after the giving of the notice referred to in clause (i) above, deliver the Deposit (or the appropriate portion thereof) and the interest thereon to the party claiming the right to receive it.

         (C) If Escrow Agent is uncertain as to its duties or actions hereunder, it shall be entitled to take any of the following courses of action: (i) hold the Deposit as provided above in this Section 17 and decline to take any further action until Escrow Agent receives a joint written direction from Buyer and Seller or an order of a court of competent jurisdiction directing the disbursement of the Deposit, in which case Escrow Agent shall then disburse the Deposit in accordance with such direction; (ii) in the event of litigation between Buyer and Seller, deliver the Deposit and all interest thereon to the clerk of any court in which such litigation is pending; or (iii) deliver the Deposit and all interest thereon to a court of competent jurisdiction and commence an action for interpleader in such court, whereupon Escrow Agent shall have no further duty with respect to the Deposit.

         (D) Escrow Agent shall not be liable for any action taken or omitted in good faith and may rely, and shall be protected in acting or refraining from acting in reliance, upon an opinion of counsel and upon any directions, instructions, notices, certificates, instruments, requests, papers or other documents believed by it to be genuine and to have been made, sent, signed or presented by the proper party or parties.

         (E) Escrow Agent shall have no liability with regard to any duty under this Agreement nor be responsible for the loss of any moneys held by it except in the event of willful and intentional misconduct on the part of Escrow Agent. Notwithstanding any other provisions of this Agreement, Buyer and Seller jointly indemnify and hold harmless Escrow Agent against any losses, costs, liabilities, claims and expenses incurred by Escrow Agent arising out of or in connection with its services under the terms of this Agreement, including attorneys' fees and expenses and the costs and expenses of any interpleader action involving the Deposit or of defending itself against any claim or liability.

         (F) Buyer and Seller shall each be responsible for one-half of all Escrow Agent fees.

18.      Miscellaneous.

         (A) Invalidity. In the event any term or provision of this Agreement is determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed as deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.

         (B) Entire Understanding; No Oral Modification. This Agreement contains the entire understanding between the parties hereto and may not be changed or terminated orally.

         (C) Waiver. Any waiver by any party of any provision of this Agreement or breach thereof will not operate or be construed as a waiver of any other provision or subsequent breach thereof.

         (D) Attorney's Fees. In the event of any litigation between the parties over the terms of this Agreement, the non-prevailing party will pay all reasonable attorney's fees and costs at all levels to the prevailing party. Wherever provision is made in this Agreement for "attorneys' fees," such term shall be deemed to include accountants' and attorneys' fees and court costs, whether or not litigation is commenced, including those for appellate and post-judgment proceedings and for paralegals and similar persons.

         (E) Florida Law; Binding Effect; Jurisdiction and Venue. The interpretation, enforcements and performance of this Agreement shall be governed by the laws of the State of Florida. Seller, Buyer and Escrow Agent agree and consent to the exclusive jurisdiction of the county of circuit courts of Palm Beach County, Florida, and/or of the United States District Court for the Southern District of Florida, whichever may be appropriate in any and all actions or proceedings arising directly or indirectly under this Agreement. Furthermore, Seller and Buyer agree that the execution and performance of this Agreement constitute sufficient contact with Florida for the purposes of establishing personal jurisdiction in Florida. By execution of this Agreement, each of the undersigned hereby waives any and all defenses it may have to claim a lack of personal jurisdiction by Florida courts. The parties also waive all claims to the right of venue in any court outside of the State of Florida.

         (F) Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original and all of which, together, will constitute one and the same document.

         (G) Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY CLAIMS ARISING OUT OF THIS AGREEMENT.

         (H) Preparation of Agreement. Each party has participated fully in the negotiation and preparation of this Agreement with full benefit of counsel. Accordingly, this Agreement shall not be more strictly construed against either party.

         (I) References and Captions. Whenever used in this Agreement, the singular shall include the plural, the plural shall include the singular, any gender shall include every other and all genders, and captions and paragraph headings shall be disregarded. The captions in this Agreement are for the convenience of reference only and shall not be deemed to alter any provision of this Agreement. All references in this Agreement to exhibits, schedules, paragraphs, subparagraphs and sections refer to the respective subdivisions of this Agreement, unless the reference expressly identifies another document. Typewritten or handwritten provisions, which are inserted in or attached to this Agreement as addenda or riders shall control all printed or pretyped provisions of this Agreement with which they may be in conflict.

         (J) Time Periods. Any time period provided for in this Agreement which shall end on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. of the next full business day.

         (K) Binding Agreement. All of the terms of this Agreement including, but not limited to, the representations, warranties and covenants of Seller, shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns.

         (L) Announcements. Seller acknowledges and agrees that Buyer shall make such announcements and disclosures regarding this Agreement as required by SEC requirements or as directed by Buyer's securities counsel. Seller acknowledges that Buyer may announce this transaction from and after the Effective Date.


                      (SIGNATURES APPEAR ON FOLLOWING PAGE)

         THE PARTIES have executed and delivered this Agreement as of the Effective Date.

SELLER:

BILTMORE INVESTORS LIMITED PARTNERSHIP

A Florida limited partnership
By: Its sole general partner

BILTMORE MEDICAL EQUITY INVESTORS LIMITED PARTNERSHIP

A Florida limited partnership
By: Its sole general partner

BILTMORE MEDICAL EQUITY CORPORATION

A Florida corporation,


By: /s/ Daniel S. Messina
   -------------------------------------
Name: Daniel S. Messina
Title:Vice President


BUYER:

WINDROSE BILTMORE PROPERTIES, L.L.C.

A Virginia limited liability company

By: /s/ Daniel R. Loftus
   -------------------------------------
Name: Daniel R. Loftus
Title: Vice President


ESCROW AGENT:

Lawyer's Title of Arizona, Inc.

By: /s/ Joel D. Lazarus, Esq.
   -------------------------------------
Name: Joel D. Lazarus, Esq.
Title: Escrow Officer